[PULASKI FINANCIAL CORP. LETTERHEAD]


FOR IMMEDIATE RELEASE

                       PULASKI FINANCIAL CORP. INCLUDED IN
                           NEW RUSSELL MICROCAP INDEX

                      o  INCLUSION REFLECTS PULASKI'S GROWTH
                      o  INDEX PROVIDES BENCHMARK FOR PERFORMANCE OF
                          SMALLER COMPANIES

ST. LOUIS, JULY 13, 2005 -- Pulaski Financial Corp. (Nasdaq: PULB) today announced it has been included in the Russell Microcap Index, a newly created benchmark designed to track performance of 2,000 microcap companies. The new index was introduced on June 24.

The Russell Microcap Index, which is comprised of the smallest 1,000 securities in the small-cap Russell 2000(R) Index plus the next 1,000 companies below that index. The microcap index is based on a ranking of all US Equities by market capitalization as of May 31, 2005, according to the Russell organization. The index does not include less-regulated OTC bulletin board securities or pink-sheet stocks priced under $1. The objective of the new index is to provide investors with a basis for comparing and evaluating the performance of smaller-cap stocks.

"Our inclusion in the new index is a reflection of the growth we have achieved over the past few years," said William A. Donius, chairman and chief executive officer. "Our six-year compound annual growth in net income is 24 percent. Total assets have grown from $369 million at September 30, 2002 to $709 million at March 31, 2005. Similarly, our market cap has risen from approximately $24 million at September 30, 2002 to $146 million based on our July 11, 2005 closing price of $24.88. That performance is, in turn, the result of the success of our carefully developed and executed strategic plan and the dedication of our talented employees. The inclusion in the Russell Microcap Index will increase our visibility to investors."

Pulaski Financial Corp., operating in its 83rd year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail-banking products through seven full-service branch offices. The company's website can be accessed at www.pulaskibankstl.com. Visit the shareholder information page for
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useful and comparative data.

STATEMENTS IN THIS NEWS RELEASE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS, WHICH CONTAIN THE WORDS "EXPECTS", "INTENDS" AND WORDS OF SIMILAR IMPORT, ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES DISCLOSED FROM TIME TO TIME IN DOCUMENTS THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS CURRENTLY ANTICIPATED. UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH FORWARD-LOOKING STATEMENTS.

FOR ADDITIONAL INFORMATION CONTACT:

William A. Donius, Chairman & CEO               Michael Arneth or Brien Gately
Pulaski Financial Corp.                         The Investor Relations Company
(314) 878-2210 Ext. 3610                        (847) 296-4200